Exhibit (i)

Stradley Ronon Stevens & Young, LLP 2005 Market Street, Suite 2600 Philadelphia, PA 19103-7098 Telephone 215.564.8000 Fax 215.564.8120 www.stradley.com

July 14, 2017

Board of Trustees of BMT Investment Funds

10 South Bryn Mawr Avenue

Bryn Mawr, Pennsylvania 19010

Subject:	Pre-Effective Amendment No. 2 to the Registration Statement on Form N-1A of BMT Investment Funds, a Delaware statutory trust
Registration No. 333-216255; File No. 811-23234

Ladies and Gentlemen:

We have acted as counsel to BMT Investment Funds, a Delaware statutory trust (the “Trust”), including its new series, BMT Multi-Cap Fund (the “Series”), in connection with the preparation and filing with the U.S. Securities and Exchange Commission of Pre-Effective Amendment No. 2 to the Registration Statement of the Trust on Form N-1A under the Securities Act of 1933, as amended, and Amendment No. 2 to such Registration Statement under the Investment Company Act of 1940, as amended (the “Amendment”).

We have reviewed the Trust’s Amended and Restated Agreement and Declaration of Trust, By-Laws and resolutions adopted by the Trust’s Board of Trustees, and such other legal and factual matters as we have deemed appropriate.

This opinion is based exclusively on the Delaware Statutory Trust Act and does not extend to the securities or “blue sky” laws of the State of Delaware or other States.

We have assumed the following for purposes of this opinion:

1.

The shares of the Series will be issued in accordance with the Trust’s Amended and Restated Agreement and Declaration of Trust, By-Laws (each as amended to date) and resolutions of the Trust’s Board of Trustees relating to the creation, authorization and issuance of shares of the Series.

2.

The Series’ shares will be issued against payment therefor as described in the Series’ then-current Prospectus and Statement of Additional Information relating thereto and that such payment will have been at least equal to the applicable offering price.

On the basis of the foregoing, it is our opinion that, when issued and paid for upon the terms provided in the Amendment, the shares of beneficial interest, without par value, of the Series to be issued pursuant to the Amendment will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion with the U.S. Securities and Exchange Commission as an exhibit to the Amendment.

Very truly yours, Stradley Ronon Stevens & Young, LLP By: /s/ Fabio Battaglia III Fabio Battaglia III

Exhibit (i)

CONSENT OF COUNSEL

BMT INVESTMENT FUNDS

We hereby consent to the use of our name and to the reference to our firm under the caption “Service Providers – Legal Counsel” in the Statement of Additional Information for the BMT Multi-Cap Fund of BMT Investment Funds (the “Trust”) included in Pre-Effective Amendment No. 2 to the Registration Statement under the Securities Act of 1933, as amended (No. 333-216255), and Pre-Effective Amendment No. 2 to the Registration Statement under the Investment Company Act of 1940, as amended (No. 811-23234), on Form N-1A of the Trust.

/s/ Stradley Ronon Stevens & Young, LLP
Stradley Ronon Stevens & Young, LLP

Philadelphia, Pennsylvania
July 14, 2017